Exhibit 99.1

Press Release
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Brent Zachary
847-597-9330
bzachary@pregis.com
PREGIS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009
FINANCIAL RESULTS
Deerfield, IL, March 24, 2010 – Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its 2009 fourth quarter and full year financial results.
For the fourth quarter of 2009, the Company generated net sales of $212.6 million, a decrease of 3.2% versus net sales of $219.6 million in the fourth quarter of 2008. Excluding the impact of favorable foreign currency translation, resulting from the U.S. dollar weakening against the euro and pound sterling on a year-over-year basis, the quarter’s net sales were down 7.5% compared to the prior year quarter due primarily to unfavorable price and product mix. Selling prices were lower year-over-year as the significant price increases implemented in the third quarter of 2008 had their full impact in the fourth quarter of 2008.
For the full year, 2009 net sales decreased 21.4% to $801.2 million as compared to $1.019 billion in 2008. Excluding the impact of unfavorable foreign currency translation, 2009 net sales decreased 16.1%, due primarily to lower sales volumes, particularly in the first half of 2009, driven by the weak economic conditions.
Gross profit margin, as a percent of net sales, was 22.2% in the fourth quarter of 2009, compared to 20.7% in the fourth quarter of 2008. For the full year, our gross profit margin, as a percent of net sales, increased to 23.9% for 2009 compared to 21.6% for 2008. The year-over-year improvement in gross margin as a percent of net sales was driven primarily by the Company’s cost reduction program.
For the fourth quarter of 2009, selling, general, and administrative expenses increased $6.6 million compared to the same quarter of 2008. The increase was primarily driven by increased legal expenses of $3.8 million, unfavorable currency of $1.7 million, as well as timing of other expenses. The increased legal expenses were the result of a patent dispute related to the Company’s protective packaging segment. This dispute was resolved successfully by the Company in the first quarter of 2010.

The Company generated operating income of $2.5 million in the fourth quarter of 2009, which included pre-tax restructuring charges of $1.3 million relating to the Company’s cost reduction program. This compared to operating loss of $12.3 million for the fourth quarter of 2008. The fourth quarter of 2008 operating loss reflects a $19.0 million non-cash goodwill impairment charge within one of the Company’s specialty packaging businesses as well as a restructuring activity of $1.8 million and a related curtailment gain of $3.7 million. Adjusted for the amounts shown, operating income for the fourth quarter of 2009 was $3.8 million compared to $4.8 million in the fourth quarter of 2008. The decrease in operating income was due to increased SG&A expenses as discussed above offset by favorable deprecation expense.
Operating income for the full year of 2009 was $14.9 million, compared to 2008 operating income of $13.3 million. For the full year, 2009 operating income, adjusted for restructuring charges of $15.2 million and unfavorable foreign currency translation of $1.1 million, was $31.2 million. This compares to adjusted operating income of $37.9 million for 2008. The 2008 adjustments are for goodwill impairment charge of $19.0 million, restructuring activity of $9.3 million, and a related curtailment gain of $3.7 million. For the year, the decrease in adjusted operating income was primarily the result of lower year-over-year sales volumes, partially offset by the Company’s cost reduction program and lower material costs in the first half of the year.
Adjusted EBITDA, or “Consolidated Cash Flow” as defined by our indentures, is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $17.9 million in the fourth quarter of 2009 compared to $19.0 million for the same period in 2008. The decrease in Adjusted EBITDA for the fourth quarter was due primarily to lower year-over-year selling prices and timing of certain SG&A expenses offset by favorable resin costs and the impact of cost reductions. Adjusted EBITDA for the full year 2009 was $85.4 million compared to $98.1 million for the full year 2008.
Commenting on the Company’s results, Mike McDonnell, President and Chief Executive Officer, stated, “I am pleased with our fourth quarter and full year 2009 performance, which we accomplished despite very weak economic conditions. Throughout 2009, we experienced a negative earnings impact from significant volume declines, particularly in the first half of 2009. However, we were able to partially offset these declines through our aggressive cost reduction program. We realized savings from our cost reduction efforts of approximately $46 million in 2009, which we were able to achieve after driving a similar amount of cost reduction benefit in 2008.”
Mr. McDonnell continued, “At present, we are in the process of increasing our selling prices to offset the steady increases in resin costs, freight, and other key raw materials which we experienced throughout 2009, as well as the significant additional cost increases implemented in the first quarter of this year. The selling price increases we implemented in the first quarter of 2010 will likely not be sufficient to offset the impact of the resin cost increases, as additional cost increases are expected. In response, we recently announced a second price increase in North America to be implemented in the second quarter. As always, we will continue our disciplined approach of pricing for full value and targeting to fully offset raw material cost increases with selling price increases.”

Mr. McDonnell also stated, “We recently announced our acquisition of IntelliPack, a significant supplier of innovative foam-in-place technology. We are very pleased to welcome IntelliPack to the Pregis organization. The acquisition expands our global product offering with the addition of foam-in-place technology. This valuable technology is a great complement to our existing product offering and reflects our dedication to providing comprehensive, premium quality protective packaging and specialty packaging solutions. Foam-in-place is a perfect fit with our global growth strategy.”
On February 19, 2010, Pregis acquired all of the outstanding stock of IntelliPack through one of its wholly owned subsidiaries, Pregis Management Corporation. The initial purchase price was funded with cash-on-hand. In accordance with the terms of the purchase agreement, additional future consideration may be payable by Pregis if certain future performance targets are achieved by IntelliPack.
On October 5, 2009, Pregis issued €125.0 million aggregate principal amount of second priority senior secured floating rate notes due 2013 (the “notes”). The notes bear interest at a floating rate of EURIBOR plus 5.00% per year. Interest on the notes resets quarterly and is payable on January 15, April 15, July 15, and October 15 of each year, beginning on October 15, 2009. The notes mature on April 15, 2013. The notes are treated as a single class under the indenture with the €100.0 million principal amount of our existing second priority senior secured floating rate notes due 2013, originally issued on October 12, 2005. The proceeds from this offering were used to repay the Term B-1 and Term B-2 indebtedness under our senior secured credit facilities.
Segment Performance
Comments on segment net sales and EBITDA performance for the fourth quarter of 2009 is as follows:
•	Net sales of the protective packaging segment decreased by $7.7 million, or 5.4%. The 2009 fourth quarter sales decline was driven by unfavorable price/mix. This was partially offset by an increase in sales volumes and favorable currency.

•	EBITDA of the protective packaging segment decreased $1.0 million, or 8.7%. The decrease in EBITDA for the fourth quarter was due primarily to lower year-over-year selling prices and timing of certain SG&A expenses offset by favorable resin costs and the impact of cost reductions.

•	Net sales of the specialty packaging segment increased $0.7 million, or 0.9%. This sales increase was driven primarily by favorable foreign currency translation, which more than offset the impact of lower year-over-year volumes as well as unfavorable price/mix.

•	EBITDA of the specialty packaging segment increased $1.6 million, or 17.9%. This increase was due to savings resulting from our cost reduction program and favorable currency partially offset by decreased volumes and unfavorable price/mix.
A summary of Adjusted EBITDA, a significant measure required by the Company’s indentures and used by the Company to measure its operating performance and liquidity, is presented in the supplemental information at the end of this release.
Conference Call:
The Company will conduct an investor conference call to review its 2009 fourth quarter results on Thursday, March 25, 2010 at 3:00 p.m. ET (2:00 p.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 866-700-5192; International: 617-213-8833; Participant Passcode: 42574550. A replay of the conference call will be available through April 9, 2010. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Passcode: 58196627.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 45 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousands)

	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$80,435	$41,179
Accounts receivable
Trade, net of allowances of $6,015 and $5,357 respectively	120,812	121,736
Other	12,035	13,829
Inventories, net	81,024	87,867
Deferred income taxes	5,079	4,336
Due from Pactiv	1,169	1,399
Prepayments and other current assets	7,929	8,435

Total current assets	308,483	278,781
Property, plant and equipment, net	226,882	245,124
Other assets
Goodwill	126,250	127,395
Intangible assets, net	38,054	41,254
Deferred financing costs, net	8,092	7,734
Due from Pactiv, long-term	8,429	13,234
Pension and related assets	13,953	22,430
Other	404	424

Total other assets	195,182	212,471

Total assets	$730,547	$736,376

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$300	$4,902
Accounts payable	78,708	79,092
Accrued income taxes	5,236	6,964
Accrued payroll and benefits	14,242	11,653
Accrued interest	7,722	6,905
Other	18,011	21,740

Total current liabilities	124,219	131,256

Long-term debt	502,534	460,714
Deferred income taxes	19,721	24,913
Long-term income tax liabilities	5,463	11,310
Pension and related liabilities	4,451	6,119
Other	15,367	11,963
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at December 31, 2009 and 2008	—	—
Additional paid-in capital	151,963	150,610
Accumulated deficit	(82,328)	(64,318)
Accumulated other comprehensive income (loss)	(10,843)	3,809

Total stockholder’s equity	58,792	90,101

Total liabilities and stockholder’s equity	$730,547	$736,376

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Net Sales	$212,630	$219,638	$801,224	$1,019,364

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	165,371	174,247	609,515	798,690
Selling, general and administrative	33,989	27,393	117,048	127,800
Depreciation and amortization	9,400	11,610	44,783	52,344
Goodwill impairment	—	19,057	—	19,057
Other operating expense, net	1,378	(354)	14,980	8,146

Total operating costs and expenses	210,138	231,953	786,326	1,006,037

Operating income (loss)	2,492	(12,315)	14,898	13,327
Interest expense	14,532	11,776	42,604	49,069
Interest income	(218)	(357)	(394)	(875)
Foreign exchange loss (gain), net	(486)	8,087	(6,303)	14,728

Loss before income taxes	(11,336)	(31,821)	(21,009)	(49,595)

Income tax benefit	(4,012)	(4,894)	(2,999)	(1,865)

Net loss	$(7,324)	$(26,927)	$(18,010)	$(47,730)

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Year ended December 31,
	2009	2008
Operating activities

Net loss	$(18,010)	$(47,730)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	44,783	52,344
Deferred income taxes	(1,060)	(7,769)
Unrealized foreign exchange loss (gain)	(6,126)	14,022
Amortization of deferred financing costs	5,247	2,374
Gain on disposal of property, plant and equipment	(270)	(313)
Stock compensation expense	1,353	951
Defined benefit pension plan income	(1,189)	(187)
Curtailment gain on defined benefit pension plan	—	(3,736)
Gain on insurance settlement	—	—
Goodwill impairment	—	19,057
Trademark impairment	194	1,297
Impairment of interest rate swap asset	—	1,299
Changes in operating assets and liabilities
Accounts and other receivables, net	7,283	13,907
Due from Pactiv	5,195	6,630
Inventories, net	9,153	13,597
Prepayments and other current assets	17	79
Accounts payable	(2,944)	(13,121)
Accrued taxes	(7,876)	(6,373)
Accrued interest	1,043	68
Other current liabilities	(1,829)	(7,014)
Pension and other	(9,347)	272

Cash provided by operating activities	25,617	39,654

Investing activities
Capital expenditures	(25,045)	(30,882)
Proceeds from sale of assets	1,766	1,063
Proceeds from sale and leaseback of property	9,850	—
Other business acquisitions, net of cash acquired	—	(958)
Insurance proceeds	—	3,205
Other, net	—	(969)

Cash used in investing activities	(13,429)	(28,541)

Financing activities
Proceeds from 2009 note issuance, net of discount	172,173	—
Proceeds from revolving credit facility	42,000	(115)
Retirement of term B1 & B2 notes	(176,991)	—
Deferred financing costs	(6,466)	—
Repayment of debt	(4,312)	(1,893)
Other, net	(269)	—

Cash provided (used in) financing activities	26,135	(2,008)
Effect of exchange rate changes on cash and cash equivalents	933	(2,915)

Increase (decrease) in cash and cash equivalents	39,256	6,190
Cash and cash equivalents, beginning of period	41,179	34,989

Cash and cash equivalents, end of period	$80,435	$41,179

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Three Months Ended December 31,
(dollars in thousands)	2009	2008
Net loss of Pregis Holding II Corporation	$(7,324)	$(26,927)
Interest expense, net of interest income	14,314	11,419
Income tax (benefit) expense	(4,012)	(4,894)
Depreciation and amortization	9,400	11,610

EBITDA	12,378	(8,792)

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	(573)	7,922
Non-cash stock based compensation expense	292	273
Non-cash asset impairment charge	194	20,354
Other non-cash expenses, primarily fixed asset disposals and write-offs	—	—
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	1,023	(1,864)
Curtailment gain	—	—
Nonrecurring charges related to acquisitions and dispositions	—	—
Other unusual or nonrecurring gains or losses	4,126	636
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	481	476

Pro forma earnings and costs savings	—	—

Adjusted EBITDA (“Consolidated Cash Flow”)	$17,921	$19,005

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Twelve Months Ended December 31,
(dollars in thousands)	2009	2008
Net loss of Pregis Holding II Corporation	$(18,010)	$(47,730)
Interest expense, net of interest income	42,210	48,194
Income tax (benefit) expense	(2,999)	(1,865)
Depreciation and amortization	44,783	52,344

EBITDA	65,984	50,943

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	(6,125)	14,736
Non-cash stock based compensation expense	1,363	951
Non-cash asset impairment charge	(59)	20,354
Other non-cash expenses, primarily fixed asset disposals and write-offs	—	427
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	16,138	11,418
Curtailment gain	—	(3,736)
Nonrecurring charges related to acquisitions and dispositions	—	—
Other unusual or nonrecurring gains or losses	6,013	1,283
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	2,045	1,724
Pro forma earnings and costs savings	—	—

Adjusted EBITDA (“Consolidated Cash Flow”)	$85,359	$98,100

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
Fourth Quarter 2009
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended December 31,			Year Ended December 31,
(dollars in thousands)	2009	2008	Change	2009	2008	Change
Net sales	$212,630	$219,638	$(7,008)	$801,224	$1,019,364	$(218,140)
Cost of sales, excluding depreciation and amortization	(165,371)	(174,247)	8,876	(609,515)	(798,690)	189,175

Gross margin	$47,259	$45,391	$1,868	$191,709	$220,674	$(28,965)

Gross margin, as a percent of net sales	22.2%	20.7%	1.5%	23.9%	21.6%	2.3%

Net Sales by Segment

							Change Attributable to the
					Following Factors
	Three Months Ended December 31,				Price /				Currency
	2009	2008	$ Change	% Change	Mix		Volume		Translation
	(dollars in thousands)
Segment:
Protective Packaging	$134,037	$141,750	$(7,713)	(5.4)%	$(16,021)	(11.2)%	$4,881	3.4%	$3,427	2.4%
Specialty Packaging	78,593	77,888	705	0.9%	(2,095)	(2.7)%	(3,198)	(4.1)%	5,998	7.7%

Total	$212,630	$219,638	$(7,008)	(3.2)%	$(18,116)	(8.3)%	$1,683	0.8%	$9,425	4.3%

							Change Attributable to the
					Following Factors
	Year Ended December 31,				Price /				Currency
	2009	2008	$ Change	% Change	Mix		Volume		Translation
	(dollars in thousands)
Segment:
Protective Packaging	$497,144	$661,976	$(164,832)	(24.9)%	$(28,154)	(4.3)%	$(110,567)	(16.7)%	$(26,111)	(3.9)%
Specialty Packaging	304,080	357,388	(53,308)	(14.9)%	(5,200)	(1.5)%	(20,488)	(5.7)%	(27,620)	(7.7)%

Total	$801,224	$1,019,364	$(218,140)	(21.4)%	$(33,354)	(3.2)%	$(131,055)	(12.9)%	$(53,731)	(5.3)%

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
EBITDA by Segment

	Three Months Ended December 31,
	2009	2008	$ Change	% Change
	(dollars in thousands)
Segment:
Protective Packaging	$10,360	$11,353	$(993)	(8.7)%
Specialty Packaging	10,547	8,949	1,598	17.9%

Total segment EBITDA	$20,907	$20,302	$605	3.0%

	Year Ended December 31,
	2009	2008	$ Change	% Change
	(dollars in thousands)
Segment:
Protective Packaging	$52,561	$61,166	$(8,605)	(14.1)%
Specialty Packaging	41,339	42,523	(1,184)	(2.8)%

Total segment EBITDA	$93,900	$103,689	$(9,789)	(9.4)%